SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K



                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report                                    October 7, 1998


                          REEBOK INTERNATIONAL LTD.

_________________________________________________________________

         (Exact name of registrant as specified in its charter)



Massachusetts                1-9340             04-2678061
_______________________________________________________________
State of incorporation     (Commission        (IRS Employer
or organization)            File Number)      Identification No.)


100 Technology Center Drive, Stoughton, MA      02072
_________________________________________________________________
(Address of principal executive offices)        (Zip Code)


     Registrant's telephone number:     (781) 401-5000
_________________________________________________________________


                                   N/A
      (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

Stock Option Exchange and Restructuring Program ("Program")

     On October 6, 1998, the Compensation Committee of the Board of Directors of Reebok International Ltd. (the "Company") approved a Program intended both to provide certain employees with a more meaningful equity-based incentive arrangement and to reduce the number of existing stock options outstanding. This Program will allow current employees of the Company that hold stock options pursuant to the Company's employee stock option plans, if they choose, to exchange their existing options for new options, with a new vesting schedule, for a smaller number of shares priced at the current market price. None of the senior officers of the Company who are also directors, including Paul Fireman, nor any of the other directors of the Company, will be eligible to participate in the Program.

     As a result of Reebok's stock price being down significantly -- due in large part to unfavorable industry conditions, as well as the recent downturn in the stock market generally -- most of Reebok's employee stock options are underwater. This has left the Company without an effective equity-based incentive program. The Company's stock option program is intended to provide an incentive for participants to drive results, as well as to operate as a retention vehicle, encouraging valued employees to stay and vest in their options over time. With the significant decrease in Reebok's stock price, these objectives are not being met.

     The Company has therefore decided to adopt its stock option exchange and restructuring program as a means of restoring the incentive and retention objectives of its stock option plan. In developing the Program, the Company balanced the interests of shareholders with the very real business need to retain valuable employees and provide them with proper incentives to succeed. The Company believes that the Program has been structured responsibly by offering employees the opportunity to trade in their options which are at above-market exercise prices for a smaller number of options at the current market price subject to a new four-year vesting schedule. Many of the options exchanged may be fully exercisable or may become exercisable shortly.

     Of the 9,932,000 shares outstanding under the Company's stock option programs on October 6, 1998, only approximately 3.9 million option shares (or approximately 40%) are eligible for this Program. Substantially all of the other outstanding options are at exercise prices that are above market, but are held by directors of the Company including Paul Fireman and certain other senior officers who are not participating in the Program. If all eligible employee option holders participate in this Program, the result will be a reduction of approximately 8% in the total number of shares covered by options. The Program will be offered to eligible employee option holders on October 7, 1998, and those employees will have until October 16, 1998 to decide whether to participate.

     The number of existing employee option shares to be exchanged for the new option shares will be at the ratio of 1.25:1. This ratio was selected based on recommendations received by the Company from an outside compensation consulting firm. In order to promote the Company's retention goals, the new stock options to be received by employees will have new vesting terms, even though many of the existing options to be exchanged by employees have already vested and are currently exercisable. The new options to be received will have a four-year vesting schedule, under which 25% of the shares granted pursuant to the option will vest at the end of each year.

     The Company believes that this Program is necessary to retain key employees of the Company and to provide them with an appropriate incentive to improve and grow the Company's business, and is thus in the interest of all shareholders.

                                SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 REEBOK INTERNATIONAL LTD.
                                 (Registrant)



                                 By: /s/ KENNETH WATCHMAKER
                                     Kenneth Watchmaker
                                     Executive Vice President
                                     and Chief Financial Officer
DATED:  October 7, 1998